EXHIBIT 10.12
_____________, 20__

[Name of Recipient]
[Address]

Notice of Grant of Performance-Based Restricted Stock Units1

Dear [Name]:

    Congratulations! You have been granted a performance-based restricted stock unit award (the “Award”) pursuant to the terms and conditions of the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan, as modified by any sub-plan, addendum, or supplement applicable to you under Section 16 of the Agreement (as defined below) (the “Plan”) and the attached Verint Systems Inc. (the “Company”) Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”). The details of your Award are specified below and in the attached Agreement. Capitalized terms used in this Notice of Grant and not otherwise defined shall have the meanings given in the Plan or the Agreement.

        Granted To:        [Name]
        ID#:            [ID Number]

        Grant Date:        [____________], 20__

        Target Number
        of Units Granted:
[Number] (with the opportunity to earn up to [Number]2 additional Restricted Stock Units).3
The Restricted Stock Units eligible to be earned under this Award will be divided into tranches or categories of units which may be of differing sizes or weights and which will vest independently based on the Performance Matrix attached as Exhibit A.

        Price Per Unit:        U.S.$0.00

_________________________
1 PSUs may not be awards under the Romanian sub-plan.
2 Not to exceed 100% of the target number of Restricted Stock Units (or such lower percentage as specified by the grant resolutions).
3 Note that the maximum number of Restricted Stock Units granted is subject to the approval of the Compensation Committee.
DEPTS.00106

Performance Period:
As specified in the Performance Matrix attached as Exhibit A.

Vesting Schedule:
The Restricted Stock Units granted hereby shall vest on the dates or at the times set forth in the Agreement and/or the Performance Matrix, following the achievement of specified performance goals, but in any event, no earlier than [          ], 20__.4

                    Verint Systems Inc.

    By my signature below or my electronic acceptance hereof (if provided to me electronically), I hereby acknowledge my receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the Plan and the Agreement. I agree that the Award is subject to all of the terms and conditions of this Notice of Grant, the Plan, and the Agreement.

    If I am a resident of Canada, I also acknowledge having requested that this Notice and all documents referred to herein be drafted in the English language. Je reconnais également avoir exigé que ce document ainsi que tout document auquel ce document fait référence, soient rédigés en langue anglaise.

Signature: _______________________________    Date: ______________

_________________________
4 May contain more than one date (for different tranches of units). Date(s) to be specified in the applicable grant resolutions and/or performance matrix.

VERINT SYSTEMS INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) and the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan, as modified by any sub-plan, addendum, or supplement applicable to you under Section 16 of this Agreement (the “Plan”) govern the terms and conditions of the Performance-Based Restricted Stock Unit Award (the “Award”) specified in the Notice of Grant of Performance-Based Restricted Stock Units (the “Notice of Grant”) delivered herewith entitling the person to whom the Notice of Grant is addressed (“Grantee”) to receive from Verint Systems Inc. (the “Company”) the target number of performance-based Restricted Stock Units indicated in the Notice of Grant and the opportunity to earn additional Restricted Stock Units (if provided for in the Notice of Grant), as described herein, subject to the terms and conditions of this Agreement.

1RESTRICTED STOCK UNITS; VESTING
1.1    Grant of Performance-Based Restricted Stock Units.
(a)    Subject to the terms of this Agreement, the Company hereby grants to Grantee the target number of performance-based restricted stock units (as may be further defined under the terms of the Plan, “Restricted Stock Units”) indicated in the Notice of Grant, and if provided in the Notice of Grant, the opportunity to earn additional Restricted Stock Units5 (if applicable, the "Overachievement Units").
(b)    Subject to the terms of this Agreement, Grantee’s right to receive all or any portion of the Restricted Stock Units will be contingent upon the Company’s achievement of one or more performance goals specified in the performance matrix attached as Exhibit A to this Agreement (the “Performance Matrix”) measured over the performance period(s) specified in the Performance Matrix.
(c)    If and when the Restricted Stock Units vest in accordance with the terms of the Plan, this Agreement, and the Notice of Grant without forfeiture, and upon the satisfaction of all other applicable conditions as to the Restricted Stock Units, one Share shall be issuable to Grantee for each Restricted Stock Unit that vests on such date, which Shares, except as otherwise provided herein or in the Notice of Grant, will be free of any Company-imposed transfer restrictions.
_________________________
5 Note that the maximum number of Restricted Stock Units granted is subject to the approval of the Compensation Committee.

Notwithstanding any other provision of this Agreement, the Company reserves the right to settle the Award in cash or cancel the award for cash, based on the Fair Market Value of the Shares on the applicable vesting dates, subject to required withholding and in accordance with the customary payroll practices of the entity employing Grantee.
1.2    Vesting.
(a)    Generally. Vesting of the Restricted Stock Units shall be in accordance with the Performance Matrix. If the calculations specified on the Performance Matrix would result in the vesting of a fraction of a Restricted Stock Unit, the result of the calculation will be rounded down to the nearest whole Restricted Stock Unit.
(b)    Determination of Earned Award. Not later than 60 days following the Board's receipt of the Company's audited financial statements covering the final year of the performance period applicable to a given category of Restricted Stock Units, the Committee will determine (i) whether and to what extent the performance goal(s) have been satisfied based on the performance calculation, (ii) the number of Restricted Stock Units vesting hereunder pursuant to the terms hereof, and (iii) whether all other conditions to receipt of the Shares hereunder have been met. The Committee's determination of the foregoing shall be final and binding on Grantee absent a showing of manifest error. Notwithstanding any other provision of this Agreement, no Restricted Stock Units for a given category shall vest (x) until the Committee has made the foregoing determinations and (y) prior to the date or dates discussed in the next paragraph.
(c)    Time Vesting Limitation. For the avoidance of doubt, notwithstanding the determination of the Board or the Committee pursuant to the previous paragraph, no Restricted Stock Units will vest prior to the date or dates specified in the Notice of Grant.
(d)    Other Vesting Provisions. Any Restricted Stock Units that do not become vested based on the foregoing provisions will be automatically forfeited by Grantee without consideration. Vesting shall cease upon the date Grantee’s Continuous Service terminates for any reason, unless otherwise determined by the Board or the Committee in its sole discretion or otherwise provided in a separate written agreement between the parties.
1.3    Forfeiture.
(a)    Except as otherwise provided herein, Grantee’s right to receive any of the Restricted Stock Units is contingent upon his or her remaining in the Continuous Service of the Company or a Subsidiary or Affiliate through the respective vesting dates specified in the Notice of Grant and hereunder. If Grantee’s Continuous

Service terminates for any reason, all Restricted Stock Units which are then unvested shall, unless otherwise determined by the Board or the Committee in its sole discretion or subject to a separate written agreement between the parties, be cancelled and the Company shall thereupon have no further obligation thereunder. For the avoidance of doubt, subject to a separate written agreement between the parties, Grantee acknowledges and agrees that he or she has no expectation that any Restricted Stock Units will vest on the termination of his or her Continuous Service for any reason and that he or she will not be entitled to make a claim for any loss occasioned by such forfeiture as part of any claim for breach of his or her employment or service contract or otherwise.
1.4    Delivery.
(a)    Subject to Section 1.6 and any other applicable conditions hereunder, as soon as administratively practicable following the vesting of Restricted Stock Units in accordance with the terms of this Agreement and the Notice of Grant (but in no event later than the date the short-term deferral period under Section 409A of the Code expires with respect to such vested Shares), the Company shall issue the applicable Shares and, at its option, (i) deliver or cause to be delivered to Grantee a certificate or certificates for the applicable Shares or (ii) transfer or arrange to have transferred the Shares to a brokerage account of Grantee designated by the Company.
(b)    Notwithstanding the foregoing, the issuance of Shares upon the vesting of a Restricted Stock Unit shall be delayed in the event the Company reasonably anticipates that the issuance of Shares would constitute a violation of U.S. federal securities laws, other applicable law, or Nasdaq rules. If the issuance of the Shares is delayed by the provisions of this paragraph, such issuance shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause such a violation. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code or other tax legislation applicable to Grantee is not considered a violation of applicable law.
1.5    Restrictions.
(a)    Except as provided herein, Grantee shall not have any rights as a stockholder with respect to any Shares to be distributed under this Agreement until he, she or it has become the holder of such Shares as provided in this Agreement. Until delivery of such Shares (or other settlement of the Award hereunder), Grantee will have only the rights of a general unsecured creditor of the Company.
(b)    The Award is subject to the transferability restrictions under the Plan.

1.6    Tax; Withholding.
(a)    The Company shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company or its Subsidiary with respect to any income recognized by Grantee with respect to the Restricted Stock Units or the issuance of Shares pursuant to the terms of the Restricted Stock Units.
(b)    Neither the Company nor any Subsidiary, Affiliate or agent makes any representation or undertaking regarding the treatment of any tax or withholding in connection with the grant, vesting or settlement of the Award or the subsequent sale of Shares subject to the Award. The Company and its Subsidiaries and Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability, and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to Grantee with respect thereto.
(c)    Notwithstanding the withholding provision in the Plan:
(i)    If in the tax jurisdiction in which Grantee resides, a tax withholding obligation arises upon vesting of the Award (regardless of when the Shares underlying the Award are delivered to Grantee), or for non-employee directors of the Company in any jurisdiction, on each date that all or a portion of the Award actually vests, if (1) the Company does not have in place an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and there is not a Securities Act exemption available under which Grantee may sell Shares or (2) Grantee is subject to a Company-imposed trading blackout, then unless Grantee has made other arrangements satisfactory to the Company, the Company will (x) with respect to employees of the Company, withhold from the Shares to be delivered to Grantee such number of Shares as are sufficient in value (as determined by the Company in its sole discretion) to cover the minimum amount of the tax withholding obligation and (y) with respect to non-employee directors of the Company, settle 40% of the portion of the Award then vesting in cash by paying Grantee cash (in accordance with the Company’s normal payroll practices) equal to the Fair Market Value of one Share for each Restricted Stock Unit being settled in such manner.
(ii)    If in the tax jurisdiction in which Grantee resides, a tax withholding obligation arises upon delivery of the Shares underlying the Restricted Stock Units (regardless of when vesting occurs), then following each date that all or a portion of the Award actually vests, the Company will defer the delivery of the Shares otherwise deliverable to Grantee until the earliest of: (1) the date Grantee’s employment with the Company (or a Subsidiary or Affiliate) is terminated (by either party), (2) the date that the short-term deferral period under Section 409A of the Code expires with respect to such vested Shares, or (3) the date on which the Company has in place an effective registration statement under the Securities Act or there is a Securities Act exemption available under which Grantee may sell Shares and on which Grantee is not subject to a Company-imposed trading blackout (the earliest of such dates, the “Delivery Date”). If on the Delivery Date (x) the Company does not have in place an effective registration statement under the Securities Act and there is not a Securities Act exemption available under which Grantee may sell Shares or (y) Grantee is subject to a Company-imposed trading blackout, then unless Grantee has made other arrangements satisfactory to the Company, the Company will withhold from the Shares to be delivered to Grantee such number of Shares as are sufficient in value (as determined by the Company in its sole discretion) to cover the minimum amount of the tax withholding obligation.
(d)    Grantee is ultimately liable and responsible for all taxes owed by Grantee in connection with the Award, regardless of any action the Company or any of its Subsidiaries, Affiliates or agents takes with respect to any tax withholding obligations that arise in connection with the Award. Accordingly, Grantee agrees to pay to the Company or its relevant Subsidiary, Affiliate or agent as soon as practicable, including through additional payroll withholding (if permitted under applicable law), any amount of required tax withholding that is not satisfied by any such action of the Company or its Subsidiary, Affiliate or agent.
(e)    The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of Shares of common stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of Grantee’s transactions under this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such rule is applicable to transactions by Grantee.
1.7    Detrimental Activity. In the event the Company determines or discovers during or after the course of Grantee’s employment or service that Grantee committed an act during the course of employment or service that constitutes or would have constituted Cause for termination, the Committee shall have the right, to the maximum extent permissible under applicable law, to cancel all or any portion of the Award (whether or not vested).
1.8    Erroneously Awarded Compensation. The Award, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder (collectively, the “Dodd-Frank Act”), may be subject to a claw back policy or other incentive compensation policy established from time to time by the Company to comply with such Act.
2    CERTAIN DEFINITIONS
Defined terms not defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. For the avoidance of doubt, in each instance that the term “Company” is used in the Plan, “Company” shall mean Verint Systems Inc.
The performance goals specified in the performance matrix shall be measured by the Committee (for calculation purposes) on a non-GAAP basis, consistent with the Company's Board-approved budget and/or multi-year plan, with the Committee having the discretion, but not the obligation, to adjust any such performance goals and/or the associated vesting levels to reflect the impact of:
•extraordinary transactions or unbudgeted Company merger/acquisitions or similar activity,
•the impact of force majeure-type events, including but not limited to, COVID-19 or other pandemics,
•changes in applicable tax or other laws, rules, or regulations,
•changes in applicable revenue recognition or other accounting rules, requirements, or standards, or
•stock repurchases or dividends paid to stockholders,
in order to prevent unintended enlargement or dilution of benefits to the Grantee as a result of such activity.
3    REPRESENTATIONS OF GRANTEE
Grantee hereby represents to the Company that Grantee has read and fully understands the provisions of this Agreement, and Grantee acknowledges that Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Award. Grantee acknowledges that this Agreement has not been reviewed or approved by any regulatory authority in his or her country of residence or otherwise.

4    NOTICES
All notices or communications under this Agreement shall be in writing, addressed as follows:
To the Company:

        Verint Systems Inc.
        175 Broadhollow Road
Melville, NY 11747-3201
U.S.A.
+(631) 962-9600 (phone)
+(631) 962-9623 (fax)
        Attn: General Counsel
To Grantee:

as set forth in the Company’s payroll
records

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given. Grantee will promptly notify the Company in writing upon any change in Grantee’s mailing address or e-mail address.
5    BINDING AGREEMENT
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Grantee and the assigns and successors of the Company.
6    ENTIRE AGREEMENT; AMENDMENT
The Plan, this Agreement and the Notice of Grant represent the entire agreement of the parties with respect to the subject matter hereof. Subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of Grantee or any holder or beneficiary of the Award previously granted shall not be effective as to Grantee without the written consent of Grantee, holder or beneficiary, but further provided that the consent of Grantee or any holder or beneficiary shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with (a) the Dodd-Frank Act, including, without limitation, as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act and (b) Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance, or any other applicable equivalent tax law, rule, or regulation, as the Company deems appropriate or advisable.
7    GOVERNING LAW
The rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of New York, applied without giving effect to its conflict of laws principles. Each party to this Agreement hereby consents and submits himself, herself or itself to the jurisdiction of the courts of the state of New York for the purposes of any legal action or proceeding arising out of this Agreement. Nothing in this Agreement shall affect the right of the Company to commence proceedings against Grantee in any other competent jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon Grantee in any manner authorized by the laws of any such jurisdiction. Grantee irrevocably waives:
(a)    any objection which he, she or it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and
(b)    any claim that any such action, suit or proceeding has been brought in an inconvenient forum.
8    SEVERABILITY
If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or this Agreement, or would disqualify this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, person or this Agreement and the remainder of this Agreement shall remain in full force and effect.
9    ONE-TIME GRANT; NO RIGHT TO CONTINUED SERVICE OR PARTICIPATION; EFFECT ON OTHER PLANS
The Award evidenced by this Agreement is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards, even if awards have been made repeatedly in the past. Further, the Award is made outside the scope of Grantee’s employment or service contract, if any, unless otherwise expressly provided therein. Neither this Agreement nor the Notice of Grant shall be construed as giving Grantee the right to be retained in the employ of, or in any consulting or other service relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Subsidiary or Affiliate of the Company. Further, the Company or a Subsidiary or Affiliate of the Company may at any time dismiss Grantee from employment or discontinue any consulting or other service relationship, free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any applicable employment or service contract or agreement. In the event that Grantee is not an employee of the Company, the grant of the Award will not be interpreted to form an employment contract or relationship with the Company or any Affiliate or Subsidiary of the Company. Payment received by Grantee pursuant to this Agreement and the Notice of Grant shall not be considered part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company or any Subsidiary or Affiliate in which Grantee may be enrolled, except as provided under the terms of such plans, or as determined by the Board.
10    NATURE OF THE GRANT
In accepting the Award, Grantee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement;
(b)Grantee’s participation in the Plan is voluntary;
(c)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(d)if Grantee receives Shares upon vesting of the Award, the value of such Shares may increase or decrease in value; and
(e)in consideration of the grant of the Award, no claim or entitlement to compensation or damages arises from diminution in value of the Award received upon vesting of the Award or, except as otherwise provided herein or under a separate agreement between the parties, from the termination of the Award resulting from termination of Grantee’s Service to the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and, subject to the foregoing, Grantee irrevocably releases the Company and its Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Grantee shall be deemed irrevocably to have waived his, her or its entitlement to pursue such claim.

11    NO STRICT CONSTRUCTION
No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of this Agreement, the Notice of Grant or any rule or procedure established by the Committee.
12    USE OF THE WORD “GRANTEE”
Wherever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
13    FURTHER ASSURANCES
Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement.
14    COLLECTION, USE, AND SHARING OF PERSONAL DATA
For EU Grantees:
Please review the GDPR Notice attached in Appendix B.
For all other Grantees:
Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his personal data as described in this document by and among, as applicable, Grantee’s employer (the “Employer”), the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that the and the Employer may hold certain personal information about him, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data will be transferred to the Company and may be transferred to a stock plan service provider as may be selected by Grantee in the future, which is assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, including outside the European Economic Area (if applicable), and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, the Employer, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his participation in the Plan. Grantee understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s legal department. Grantee understands, however, that refusing or withdrawing his consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he may contact the Company’s legal department.
15    GOVERNING PLAN DOCUMENT
This Agreement is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan control.

END OF AGREEMENT

APPENDIX A

CERTAIN NON-US INFORMATION

This Appendix provides specific additional information that applies to residents of the countries listed below. Capitalized terms not defined in this Appendix shall have the meaning set forth in the Plan.
Argentina
Type of Offering - The RSUs granted pursuant to the Plan and the Shares which may be acquired upon lapse of the RSUs are offered in a private transaction and are not subject to the supervision of any Argentine governmental authority. This is not an offer to the public.
Australia
Taxation - You understand that the RSUs should satisfy the real risk of forfeiture test for deferral concessions as set forth in the Employee Share Scheme legislation effective July 1, 2015 because you will forfeit the Award if certain conditions are not met (i.e., you must remain continuously employed until the award vests), and accordingly, you will be subject to deferred taxation and should generally not be subject to tax when the Award is granted. Furthermore, by accepting the grant of the Award, you acknowledge that you do not hold a beneficial interest in more than 10% of the Company’s common stock, and you are not in a position to cast, or to control the casting of more than 10% of the maximum number of votes that might be cast at a general meeting of the Company.
Securities Law Information - Australian law may impose certain holding period requirements on the Shares following vesting. In addition, if Grantee offers Shares for sale directly (as opposed to indirectly via the public markets) to a person or entity resident in Australia, the offer may be subject to certain disclosure requirements under Australian law. Please consult with your own advisor regarding the applicability of these requirements to your holdings or sales of the Shares.
    Belgium
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Bulgaria

Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
    Canada
Additional Restrictions on Resale - In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada and, in particular, you are generally permitted to sell Shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided that the Company is a foreign issuer that is not public in Canada and the sale of the Shares acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, a foreign issuer is an issuer that: (a) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (b) does not have its head office in Canada; and (c) does not have a majority of its executive officers or directors ordinarily resident in Canada.
Form of Payment - Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, you are prohibited from surrendering Shares that you already own or from attesting to the ownership of shares to pay any tax withholding in connection with the RSUs granted. Any tax withholding must be paid in cash or by check or by wire transfer of immediately available funds, by net share withholding, by a combination of such methods of payment, or by such other methods as may be approved by the Company.

    Province of Quebec
The parties acknowledge that it is their express wish that this Appendix, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly to indirectly hereto, be provided to them in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

China
[RESERVED]
Cyprus
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Denmark
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
France
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Germany
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Hong Kong
Type of Offering - The RSUs and the underlying Shares do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its subsidiaries and affiliates. The Agreement, including this Appendix A, the Plan and other incidental communication materials, have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The award and any related documentation are intended only for the personal use of each eligible employee of the Company or its subsidiaries and affiliates and may not be distributed to any other person. If you have any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, you understand that you should obtain independent professional advice.
Restricted Stock Units Settled in Shares Only - Notwithstanding anything to the contrary in the Plan and/or the Agreement, you understand that any Restricted Stock

Units granted to you shall be paid in shares only and do not provide any right for you to receive a cash payment.
Hungary
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Ireland
Director Notification Requirement - If you are director, shadow director or secretary of an Irish subsidiary of the Company owns more than a 1% interest in the Company, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the secretary of the Irish subsidiary in writing when you receive an interest (e.g. RSUs or Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell Shares acquired pursuant to any award granted under the Plan. You must notify the secretary of the Irish subsidiary of the acquisition or disposal of an interest in Shares within five days following the day of acquisition or disposal of the interest in Shares. These notification requirements also apply to any rights or shares acquired by your spouse or children under the age of 18.
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Israel
By my signature on or electronic acceptance of this Agreement, I acknowledge that the Award is granted under and governed by (i) this Agreement, (ii) the Plan, a copy of which has been provided to me or made available for my review, (iii) the Israeli Supplement (“the Supplement”), a copy of which has been provided to me or made available for my review; (iv) Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith, and (v) the Trust Agreement, a copy of which has been provided to me or made available for my review. Furthermore, by my signature on or electronic acceptance of this Agreement, I agree that the Awards will be issued to the Trustee to hold on my behalf, pursuant to the terms of the Section 102, the Section 102 Rules and the Trust Agreement.
In addition, by my signature on or electronic acceptance of this Agreement, I confirm that I am familiar with and understand the terms and provisions of Section 102, particularly the Capital Gains Track described in subsection 102(b)(3) thereof, and its tax consequences, and I agree that I will not require the Trustee to release the Awards or Company shares to me, or to sell the Awards or Company shares to a third party, during the Holding Period, unless permitted to do so by applicable law. I further confirm that I understand that any release of such Awards or Shares prior to the termination of the Holding Period, will result in taxation at marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments.
All capitalized terms in this undertaking shall have the meaning granted to them under the Supplement.

Italy

Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.

Malaysia

Director Notification Requirement - If you are a director of a Malaysian affiliate of the Company, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g. Shares) in the Company or any related companies. In addition, you must notify the Malaysian affiliate when you sell any Shares or any related company (including when you sell shares acquired through vesting of your RSUs). Additionally, you must also notify the Malaysian affiliate of the Company if there are any subsequent changes in your interest in the Company or any related company. These notifications must be made within 14 days of acquiring or disposing of any interest in the Company or any related company.

Mexico

In accepting the Awards granted under the Plan, you expressly recognize that the Company, with registered offices at 175 Broadhollow Road, Melville, NY 11747-3201 U.S.A. is solely responsible for the administration of the Plan and that your participation in the Plan and your acquisition of Shares does not constitute an employment relationship between yourself and Verint Systems since you are participating in the Plan on a wholly commercial basis and your sole employer is the applicable Verint Systems affiliate in Mexico (“Verint Systems-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from your participation in the Plan do not establish any rights between yourself and your employer, Verint Systems-Mexico, and do not form part of the employment conditions and/or benefits provided by Verint Systems-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

Al aceptar los premios bajo el Plan, usted expresamente reconoce que Verint Systems, con sus oficinas registradas en 175 Broadhollow Road, Melville, NY 11747-3201 U.S.A.

es el único responsable de la administración del Plan y que su participación en el Plan y su adquisición de acciones no constituyen una relación de empleo entre usted y Verint Systems. Usted está participando en el Plan a nivel comercial y su único empleador es la compañía correspondiente afiliada a Verint Systems en México ("Verint Systems -México"). Basado en lo anterior, usted expresamente reconoce que el Plan y los beneficios que le corresponden a usted por su participación en el Plan no establecen derechos entre usted y su empleador, Verint Systems -México, y no forman parte de las condiciones de empleo ni de los beneficios otorgados a usted por Verint Systems-México. Cualquier cambio en el Plan o la suspensión del mismo no constituye un cambio ni un impedimento de sus términos y condiciones de empleo.

Netherlands

Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.

New Zealand

You are being offered an opportunity to participate in the Plan. In compliance with an exemption to the New Zealand Financial Markets Conduct Act 2013, you are hereby notified that, you have the right to receive, free of charge, a copy of Verint’s latest annual report and a copy of the relevant financial statements of Verint. In compliance with an exemption to the New Zealand Securities Act, you are hereby notified that, with the exception of the Plan and of this Agreement, which will also be delivered to you via e-mail as part of your grant notification link, the documents listed below are available for your review on the Company’s external and/or internal sites at the web addresses listed below:

•The Company’s most recent annual report and most recently published financial statements: https://www.sec.gov/cgi-bin/browse-edgar?company=Verint&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany

•The Company 2019 Equity Incentive Plan:
https://www.sec.gov/Archives/edgar/data/1166388/000116638819000112/verint2019equityplan050819.htm

•Warning

•This is an offer of RSUs. If the RSUs vest and you receive shares in Verint, the shares will give you a stake in the ownership of Verint. You may receive a return if dividends are paid.

•If Verint runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

•New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

•The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

•Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

•Verint’s shares are listed on the Nasdaq. This means you may be able to sell Verint’s shares, if received with respect to the RSUs on the Nasdaq if there are interested buyers. You may get less than you invested. The price will depend on the demand for Verint’s shares.

Philippines

[RESERVED]

Poland

Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.

Russia
You acknowledge that the grant of RSUs, the Plan and all other materials you may receive regarding participation in the Plan do not constitute an advertising or offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
You further acknowledge that in no event will Shares that may be issued to you with respect to the RSUs be delivered to you in Russia; all Shares issued to you with respect to the RSUs will be maintained on your behalf in the United States.

You are not permitted to sell Shares directly to a Russian legal entity or resident.
Singapore
Director Notification Requirement - If you are a director, associate director or shadow director of a Singapore affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean affiliate in writing when you receive an interest in shares (e.g. Shares) in the Company or any related companies. In addition, you must notify the Singapore affiliate when you sell Shares or any related company (including when you sell Shares acquired pursuant to the vesting of an RSU granted under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in shares of the Company or any related company. In addition, a notification must be made of your interests in shares of the Company or any related company within two business days of becoming a director.
Securities Law Information - The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). As a result, the grant is exempt from the prospectus and registration requirements under Singaporean law and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.
Spain
No Special Employment or Similar Rights - You understand that the Company has unilaterally, gratuitously, and discretionally decided to distribute Awards under the Plan to individuals who may be employees of the Company or its affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its affiliates presently or in the future, other than as specifically set forth in the Plan and the terms and conditions of your RSU grants. Consequently, you understand that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Awards and underlying Shares is unknown and unpredictable. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Awards shall be null and void and the Plan shall not have any effect whatsoever.

Further, the Awards provide a conditional right to Shares and may be forfeited or affected by your termination of employment, as set forth in the Agreement. For avoidance of doubt, your rights, if any, to the RSUs upon termination of employment shall be determined as set forth in the Agreement, including, without limitation, where (i) you are considered to be unfairly dismissed without good cause; (ii) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) you terminate service due to a change of work location, duties or any other employment or contractual condition; or (iv) you terminate service due to the Company or any of its subsidiaries or affiliates’ unilateral breach of contract.
Securities Law Notice - The RSUs granted under the Plan do not qualify as securities under Spanish regulations. By the grant of the RSUs, no "offer of securities to the public", as defined under Spanish law, has taken place or will take place in Spanish territory. The present document and any other document relating to the offer of options or RSUs under the Plan has not been nor will it be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and it does not constitute a public offering prospectus.
Spanish residents should consult with their personal tax and legal advisors to ensure compliance with their personal reporting obligations.
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.
Sweden
[RESERVED]
Taiwan
It is your responsibility to comply with all applicable foreign exchange requirements.
United Kingdom
Your grant of Awards is being made pursuant to the UK Sub-plan, which contains additional terms and conditions that govern your Awards and participation in the Plan. Please review that document carefully.
Grantee agrees, as a condition to its acceptance of the Award, to satisfy any requirement of the Company or any Subsidiary that, prior to vesting of all or any part of the Award, Grantee enter into a joint election under section 431(1) of the UK Income Tax (Earnings and Pensions) Act 2003, the effect of which is that the Shares issued on vesting will be treated as if they were not restricted securities.

Tax withholding obligations under this Agreement shall include, without limitation:
    (i)    United Kingdom (UK) income tax; and
    (ii)    UK primary class 1 (employee's) national insurance contributions.
Data Privacy - Please consult the notice addressing the EU General Data Protection Regulation (GDPR), which is attached hereto as Appendix B and which replaces the Data Privacy provision set forth above.

APPENDIX B

GDPR Notice for Participants in the EU

RE: Verint Systems Inc. 2019 Long-Term Stock Incentive Plan (the “Plan”)

Dear Participant:

The EU General Data Protection Regulation (also known as the “GDPR”) came into force on May 25, 2018. For the purposes of the GDPR, Verint Systems Inc. (the “Company”) wants to make EU-based participants in the Plan aware that the Company holds certain Data (as defined below) about the participants. The Company also wants to explain why the Company holds this Data and to let each participant know how to raise any questions regarding the Company’s use of the Data. The purpose of this communication is to provide participants with this information.

This document constitutes a Notice under the GDPR. Copies of this Notice are also available by request using the contact detail set out below.

This communication supplements information relating to the use of your Data set out in the relevant award agreement, or agreements, issued to you under the Plan (the “Agreements”). Should there be any inconsistency between the terms of this Notice and the Agreements relating to the Company’s use of your Data, then this Notice is the document that will apply.

The term “Data” as used in this Notice includes your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality and job title, as well as details of any shares, directorships, awards or any other equity or share rights you may have in the Company (whether awarded, canceled, exercised, vested, unvested or outstanding).

Data Controller Entity: The Company is the Data Controller. The Company is a Delaware corporation, with its principal United States office at 175 Broadhollow Road, Melville, New York, 11747, U.S.A.

Purposes: Data is held for the exclusive purpose of implementing, administering and managing your participation in the Plan.

Legitimate Interests: The Company holds the Personal Data for the legitimate interests of implementing, administering and maintaining the Plan and each participant's participation in the Plan.

International Transfers of Data: As the Company is based in the United States and the Agreements are performed in the United States, the Company can only meet its contractual obligations to you under the Agreements if the Data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of the Data from the European Union to the United States. The transfers of Data to the United States is regulated by the terms of the agreements between the Verint affiliate in the

European Union which employs the Plan Participant and the Company and which incorporates the standard data protection clauses adopted by the European Commission.

Retention Period: Records relating to the Plan are kept on in accordance with applicable law.

Other Recipients: To fulfill its obligations under the Agreements, the Company may share Data with its subsidiary companies who employ participants in the Plan. In addition, Data may be transferred to certain third parties assisting in the implementation, administration and management of the Plan, such as share plan administrators and transfer agents. At your instruction, the Data will be shared with a broker or other third party whom you have instructed the Company to deposit shares or other securities acquired upon the vesting of any awards under the Agreements.

Data Subject Rights: Participants have a number of rights under the GDPR. Depending upon the circumstances, these may include the right of data portability (where the Company helps a participant move Data to someone else at the participant's request), the right to object to the processing of the Data, the right to require the Company to update and correct the Data, the right to require erasure of the Data and the right for the participant to review the Data held by the Company and to require the Company to cease processing it. You must understand, however, that any such request may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or your withdrawal of consent, please contact the Company using the contact details below.

Data Security: The Company recognizes the importance of treating Data in a lawful, fair and transparent manner. The Company will apply reasonable organizational and security measures to prevent the unlawful processing and/or the accidental loss or destruction of these materials and, in particular, the personal data contained in them.

Contact: If you have any questions concerning this Notice, you should contact the Verint Equity Team by using the following contact details: Equity_Assistance@Verint.com

EXHIBIT A
Performance Matrix
Performance Equity Award Granted [_______], 20__

The Restricted Stock Units eligible to be earned under this Award are divided into [     ] categories6 (corresponding to the performance goals noted below and the weightings noted below), with each category of Restricted Stock Units vesting independently based on the tables below.

No Restricted Stock Units of a given category will be earned if performance falls below the threshold for such category. Vesting levels between points on the table below will be on a linear basis between such points. If the Notice of Grant makes Overachievement Units available, the maximum payout (for performance at or above the maximum level) will be at the maximum percentage specified in the table below for such category. If the Notice of Grant does not make Overachievement Units available, the maximum payout (for performance at or above the target level) will be at the target percentage specified in the table below for such category.

The performance period and weighting for each category of units will be as follows:

Category 1: [Goal 1]. Weighting: [ ]%. Target: [ ]. Performance period and measurement: [ ].7

Category[ ]: [Relative TSR]. Weighting: [ ]%. Target: [50th] percentile. Performance period and measurement: [ ].]8

[Goal 1][9]	Payout Percentage for Goal
Threshold ([ ]% of Target)	[ ]%
Target (100% of Target)	[ ]%
Maximum ([ ]% of Target)	[ ]%[10]

_______________________________
6 Number of categories / goals and weightings to be determined by the Compensation Committee in connection with each grant.
7 Number of categories / goals and weightings to be determined by the Compensation Committee in connection with each grant.
8 Applicable to the extent relative TSR is used as a goal.
9 May include more than three data points.
10 If the Notice of Grant does not make Overachievement Units available for over-achievement of target performance, replace this line of the table with "Maximum: Not Applicable".

[Goal [ ]: Relative TSR][11]	Payout Percentage for Goal
< 25th percentile Relative TSR)	[ ]%
Threshold (25th percentile Relative TSR)	[ ]%
Target (50th percentile Relative TSR)	[ ]%
Maximum (75th or > percentile Relative TSR)	[ ]%[12]

Certain definitions (if applicable):

"["Relative TSR" means the Company's total stockholder return, on a percentile basis, relative to the companies comprising the S&P 1500 Information Technology Sector Index (the "Index") with respect to the performance period for the TSR Units, weighted equally and based on the volume-weighted trailing average closing prices of such constituent companies as of the beginning and end of such performance period (adjusted for dividends) specified above; provided that members of the Index will only be taken into account for purposes of the calculation of Relative TSR if they constitute part of the Index on both the first day and the last day of the performance period.

Notwithstanding the foregoing table, in the event the Company's total stockholder return on an absolute basis is negative for the performance period, then the Payout Percentage for TSR Units will be capped at 100%.]13

_______________________________
11 Applicable to the extent relative TSR is used as a goal. May include more than four data points.
12 If the Notice of Grant does not make Overachievement Units available for over-achievement of target performance, replace this line of the table with "Maximum: Not applicable".
13 Applicable to the extent relative TSR is used as a goal.